Exhibit 99.1

Curis Reports Fourth Quarter and

Year-End 2004 Financial Results

CAMBRIDGE, MA, February 15, 2005 - Curis, Inc. (NASDAQ:CRIS), a therapeutic drug development company, today reported its financial results for the fourth quarter and fiscal year ended December 31, 2004.

For the fourth quarter of 2004, we reported a net loss of $1,659,000, or ($0.04) per share, as compared to a net loss of $6,936,000, or ($0.17) per share for the same period in the prior year.

Revenues for the fourth quarter of 2004 were $1,491,000 as compared to $755,000 for the fourth quarter of 2003, an increase of $736,000 or 97%. The increase in revenues was primarily due to revenues recognized under our collaborations with Wyeth (NYSE: WYE) and the Spinal Muscular Atrophy Foundation, which were both established during 2004, and also due to an increase in revenues recognized under our collaboration with Genentech (NYSE: DNA).

Operating expenses for the fourth quarter of 2004 were $4,612,000 as compared to $5,687,000 for the fourth quarter of 2003, a decrease of $1,075,000 or 19%. Within operating expenses, research and development spending was $2,985,000 for the fourth quarter of 2004 as compared to $3,725,000 for same period in 2003, a decrease of $740,000 or 20%. The decrease in research and development expenses was principally due to costs incurred in the fourth quarter of 2003 under a collaboration with ES Cell International that ended in December of 2003.

Also within operating expenses, general and administrative spending was $1,294,000 for the fourth quarter of 2004 as compared to $1,522,000 for the same period in 2003, a decrease of $228,000 or 15%. The decrease in general and administrative expenses was principally due to a gain of $448,000 from the settlement of notes receivable from former officers of a predecessor company, which notes had been written down prior to 2004. This decrease was partially offset by an increase in legal and professional services, including increased legal costs related to our intellectual property and new audit fee costs related to an internal controls audit that is required under the Sarbanes-Oxley Act of 2002.

Other income for the fourth quarter of 2004 was $1,462,000 as compared to other expense of $2,004,000 for the same period in 2003, an increase of $3,466,000. The increase was principally due to a net gain of $1,304,000 recorded in the fourth quarter of 2004 related to a payment received on a note from Micromet, a former collaborator. The Micromet note had been written off during the fourth quarter of 2003, resulting in an impairment charge of $1,708,000.

Net loss for the year ended December 31, 2004 was $13,904,000 or ($0.33) per share as compared to $11,895,000 or ($0.33) per share for the year ended December 31, 2003.

Revenues for fiscal year 2004 were $4,953,000 as compared to $11,048,000 for the prior year, a decrease of $6,095,000, or 55%. 2004 revenues were primarily derived from our collaborations with Genentech, Wyeth, and the Spinal Muscular Atrophy Foundation. 2003 revenues were primarily derived from $8,555,000 in previously deferred revenue recognized upon the termination of our product development and target research agreements with Micromet, and from our collaborations with Genentech and ES Cell International.

Operating expenses for the year ended December 31, 2004 were $20,577,000 as compared to $20,960,000 for the prior year, a decrease of $383,000, or 2%. The decrease is primarily attributable to offsetting variances within spending. Research and development spending of $11,570,000 decreased $1,165,000, or 9%, from prior year spending of $12,735,000 due to the net effect of changes in spending in our research programs. General and administrative spending of $7,560,000 increased $1,041,000, or 16%, over prior year spending of $6,519,000 primarily due to expenses associated with technology acquisition evaluations, increases in personnel costs and professional service fees, and costs associated with financing-related activities during the first half of 2004. These increases were partially offset by a $448,000 gain relating to the settlement of notes receivable from former officers of a predecessor company. In addition, stock-based compensation decreased $259,000 from the prior year.

Other income for the year ended December 31, 2004 was $1,720,000 as compared to other expense of $1,711,000 for the year ended December 31, 2003, an increase of $3,431,000. The increase was principally due to the net gain of $1,304,000 related to payment on a note from Micromet that had been written off in 2003, resulting in an impairment charge of $1,708,000.

As of December 31, 2004, our cash, cash equivalents, marketable securities and investments, including long-term investments, were $52,121,000. As of December 31, 2004, there were 47,517,413 shares of common stock outstanding.

Recent Developments

Exercise of basal cell carcinoma co-development option: On February 1, 2005, we announced that we had elected to exercise a co-development option with our collaborator, Genentech, and we will now share in U.S. development costs and future net profits or losses, if any, derived from sales in the U.S. of a therapeutic product candidate for the topical treatment of basal cell carcinoma. We expect that by exercising this co-development and equal cost-sharing option, we will incur approximately $20,000,000 in development expenses through Phase II clinical trials, a portion of which will be booked in the first quarter of 2005. Assuming the acceptance of the Investigational New Drug application by the Food and Drug Administration and the successful advancement of the basal cell carcinoma product candidate through Phase I and Phase II clinical trials, we expect that the Phase II clinical trial will be completed in mid-2007. In exchange for this investment, we believe that we have increased our downstream revenue potential, through our right to a commensurate share in U.S. net profits, if any.

This co-development right applies solely to the U.S. marketplace and includes applications for basal cell carcinoma and any additional indications for which this product candidate may be developed. Basal cell carcinoma, a skin cancer, is the most common form of all human cancers with approximately 800,000 to 1,000,000 new cases every year in the United States.

To date, preclinical evidence indicates that inhibition of the Hedgehog pathway in basal cell carcinoma results in the selective and specific death of the tumor cells while conferring no harm to adjacent normal cells.

Conversion of Elan Pharma International Limited Note Payable: On January 7, 2005, Elan Pharma International Limited, or EPIL, notified us of its election to convert the entire balance of an outstanding note payable from us into shares of our common stock. As of January 7, 2005, the outstanding balance, including interest, of the EPIL note payable was $3,306,000. In accordance with the terms of the amended and restated convertible note payable with EPIL, we issued 330,552 shares of our common stock to EPIL based on a conversion rate of $10.00 per share. We have no further obligations under this convertible note payable.

Fourth Quarter 2004 Highlights

•	October: We raised net proceeds of approximately $18,800,000 through a registered direct offering of our common stock.

•	December: Genentech doubled its committed research funding on the systemic Hedgehog antagonist program during the second year of our collaboration. We believe that this incremental funding demonstrates the importance of the contribution of our scientists to this program’s further development.

•	December: Pursuant to the terms of the collaboration agreement with Wyeth, rights to several Hedgehog agonist compounds previously licensed to Wyeth were reverted to us for use in our hair growth program. We intend to pursue the development of hair growth product candidates using these compounds either internally or through a licensing or collaborative arrangement.

Several scientific reports were published or presented by third parties that we believe further support, in preclinical settings, the potential effectiveness of our technologies, including:

•	Hedgehog antagonist for cancer - A third party scientific report was issued that demonstrated that levels of Hedgehog pathway activity are abnormally high in advanced stages of prostate cancer. This report corroborated an earlier report that demonstrated similar findings.

•	Hedgehog agonist for neurological disorders - Several third party scientific reports were published or presented that demonstrated positive results in preclinical models of stroke, Parkinson’s disease, and spinal cord injury upon treatment with small molecule agonists of the Hedgehog pathway.

•	Hedgehog agonist for cardiovascular applications - Two new reports documented the potentially beneficial effects of Hedgehog pathway stimulation for increasing blood flow to damaged heart muscle and promoting improved cardiac function following both acute and chronic myocardial ischemia in preclinical models of heart disease.

•	BMP-7 for kidney disease – A report was presented demonstrating that treatment with BMP-7 can reverse the development of blood vessel calcification in a preclinical model of chronic kidney disease.

Daniel Passeri, Curis’ President and Chief Executive Officer, stated, “Curis had a great year in 2004 and we are starting 2005 from a position of strength, as evidenced by the increased research and development funding commitment from Genentech, successful reversion of

Hedgehog agonist compounds from Wyeth for use in our hair growth program, encouraging scientific developments that support our preclinical programs, and a successful financing, totaling nearly $19,000,000 in net proceeds. These proceeds enabled us to exercise our U.S. co-development option for our basal cell carcinoma product candidate with Genentech. We will now share equally in the U.S. development costs and have increased our downstream revenue potential by sharing in a commensurate portion of any U.S. net profits.”

Mr. Passeri concluded, “These accomplishments are aligned with and support Curis’ business strategy, which is focused on providing the Company with milestone-based revenue potential while retaining programs we feel are more aligned with our internal capabilities and capital resources.”

The Company will hold a conference call today, February 15, 2005, at 10:00 A.M. EST, to discuss its financial results, Curis’ recent decision to exercise its co-development option of a topical treatment for basal cell carcinoma under development with Genentech, the progress of its therapeutic product development programs, and additional corporate activities. Daniel Passeri, President and Chief Executive Officer of Curis, will host the call.

To access the live conference call, please call 800-706-7748 from the United States or Canada or 617-614-3473 from other locations, shortly before 10:00 A.M. The conference ID number is 18225135. Replay will be available approximately two hours after the completion of the call and through 5:00 P.M. EST, Tuesday, March 1, 2005. To access the replay, please call 888-286-8010 from the United States or Canada or 617-801-6888 from other locations and reference the conference ID number 75071598.

CURIS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three months ended December 31,		Year ended December 31,
	2004	2003	2004	2003
Revenues	$1,490,516	$755,095	$4,952,615	$11,048,233

Operating expenses:
Research and development	2,985,091	3,725,200	11,569,749	12,735,157
General and administrative	1,294,451	1,522,387	7,560,422	6,518,904
Stock-based compensation	313,366	420,663	1,372,045	1,631,098
Amortization of intangible assets	18,768	18,768	75,071	75,079

Total operating expenses	4,611,676	5,687,018	20,577,287	20,960,238

Loss from operations	(3,121,160)	(4,931,923)	(15,624,672)	(9,912,005)

Total other income (expense), net	1,461,777	(2,003,649)	1,720,398	(1,711,247)

Net loss	(1,659,383)	(6,935,572)	(13,904,274)	(11,623,252)

Accretion on Series A Convertible Exchangeable Preferred Stock	—	—	—	(271,306)

Net loss applicable to common stockholders	$(1,659,383)	$(6,935,572)	$(13,904,274)	$(11,894,558)

Basic and diluted net loss per common share	$(0.04)	$(0.17)	$(0.33)	$(0.33)

Weighted average common shares for basic and diluted net loss computation	46,518,431	40,426,650	42,685,594	36,015,610

CURIS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	December 31, 2004	December 31, 2003
ASSETS
Cash, cash equivalents, marketable securities and long-term investments	$52,120,643	$37,537,993
Long-term investments - restricted	193,166	190,661
Accounts and notes receivable	1,226,460	4,397,806
Property and equipment, net	3,416,620	2,500,703
Intangible assets, net	9,084,122	9,159,193
Other assets	1,593,802	1,950,134

Total assets	$67,634,813	$55,736,490

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, accrued expenses and other liabilities	$2,992,964	$2,884,643
Debt and capital lease obligations, excluding convertible debt	1,141,294	322,884
Convertible debt	5,710,007	5,333,733
Deferred revenue	8,881,253	8,330,017

Total liabilities	18,725,518	16,871,277

Total stockholders’ equity	48,909,295	38,865,213

Total liabilities and stockholders’ equity	$67,634,813	$55,736,490

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About Curis, Inc.

Curis, Inc. is a therapeutic drug development company. Curis’ technology focus is on regulatory signaling pathways that control repair and regeneration. Curis’ product development programs involve using proteins, small molecules and other approaches to modulate these pathways. Curis has successfully used this technology and product development strategy to produce several promising product candidates in the fields of cancer, kidney disease, neurological disorders, cardiovascular disease and hair growth regulation. Curis is based in Cambridge, Massachusetts. For more information, please visit the Curis web site at www.curis.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning Curis’ expectations regarding the potential outcome of its business strategies, its plans with respect to its hair growth and other product development programs and the potential effectiveness of its technologies under development. Forward-looking statements used in this press release may contain the words “believes”, “expects”, “anticipates”, “plans”, “seeks”, “estimates” or similar expressions. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that may cause Curis’ actual results to be materially different from those indicated by such forward-looking statements. Actual results can be affected by a number of important factors including, among other things: adverse results in Curis’ and its strategic collaborators’ and licensees’ product development programs; difficulties or delays in obtaining or maintaining required regulatory approvals for products being developed by Curis and its collaborators and licensees; Curis’ ability to obtain or maintain the patent and other proprietary intellectual property protection necessary for the development and commercialization of products based on its technologies; changes in or Curis’ inability to execute its business plan; the risk that Curis does not obtain the additional funding required to conduct research and development of its product candidates, fund its co-development obligations under its collaboration with Genentech and execute its business plan; unplanned cash requirements and expenditures; risks relating to Curis’ ability to enter into and maintain important strategic collaborations, including its ability to maintain its current collaboration agreements with Genentech, Ortho Biotech Products and Wyeth; the risk that competitors will discover and develop signaling pathway-based therapeutics faster and more successfully than Curis and its collaborators are able to; and other risk factors identified in Curis’ Quarterly Report on Form 10-Q for the Quarter ended September 30, 2004 and other reports periodically filed with the Securities and Exchange Commission. In addition, any forward-looking statements represent the Company’s views only as of today and should not be relied upon as representing its views as of any subsequent date. Curis disclaims any intention or obligation to update any of the forward-looking statements after the date of this press release whether as a result of new information, future events or otherwise.

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Contacts

For Curis, Inc.

Michael P. Gray

Chief Financial Officer

(617) 503-6632

Marc F. Charette, Ph.D.

Vice President, Corporate Communications

(617) 503-6629